Exhibit 3.74

l THE COMPANIES LAW (2009 REVISION) OF THE CAYMAN ISLANDS COMPANY LIMITED BY SHARES MEMORANDUM AND ARTICLES OF ASSOCIATION OF ENSCO GLOBAL LIMITED

( THE COMPANIES LAW (2009 REVISION) OF THE CAYMAN ISLANDS COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION OF ENSCO GLOBAL LIMITED 1 The name of the Company is ENSCO Global Limited. 2 The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. 3 The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2009 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands. 4 The liability of each Member is limited to the amount from time to time unpaid on such Member's shares. 5 The share capital of the Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each. 6 The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. 7 Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to be formed into a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name. Dated this 5th day of October 2009. Signature and Address of Subscriber Maples Corporate Services Limited of PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands acting by: I Gwyneth Forbes Witness to the above signatures Number of Shares Taken One CERTIFIED TO SIG. AHfStant Registrar Dat~ ~\,o::..J ':;lc=,CC\_ NGM/653602117502331v1 2